Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SB Financial Group, Inc. (the “Company”) of our report dated March 6, 2020 on our audits of the consolidated financial statements of the Company as of December 31, 2019 and 2018 and for each of the years then ended. We consent to the incorporation by reference of our report dated March 6, 2020 on our audit of the Company’s internal control over financial reporting as of December 31, 2019. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

August 25, 2020